EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS IN BOISE, IDAHO
AND BUFFALO, NEW YORK

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA – December 12, 2006 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the openings of its 120th and 121st Cheesecake Factory restaurants at the Boise Towne Square Mall in Boise, Idaho and at the Walden Galleria in Buffalo, New York, respectively, on December 11, 2006.  The restaurants contain approximately 9,400 square feet and 270 seats at the Boise, Idaho location, and approximately 10,400 square feet and 300 seats at the Buffalo, New York location.

To commemorate the openings, The Cheesecake Factory hosted a ribbon-cutting ceremony at each restaurant where the Company presented charitable organizations in the communities with a donation.  The ceremony in Boise, Idaho, held on December 7, 2006, benefited Meals on Wheels, a program that provides hot, nutritious meals every week day to more than 500 homebound seniors in Ada and Elmore counties, and Life’s Kitchen, an organization dedicated to transforming the lives of young adults by building self-sufficiency and independent living through culinary arts, life skills training and placement in the food service industry.  The ceremony in Buffalo, New York, also held on December 7, 2006, benefited Creative Edge Arts Studio of Catholic Charities of Buffalo, an alternative art therapy program for adults recovering from mental illness and/or addictions.  Each organization received a $5,000 donation.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated operates 121 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates eight upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100